                                                                    EXHIBIT 10.3

                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                        WILLIAMS PRODUCTION RMT COMPANY,

                                   AS SELLER,

                                       AND

                            BILL BARRETT CORPORATION,

                                    AS BUYER

                      NATRONA AND FREMONT COUNTIES, WYOMING

                              Dated March 27, 2002

                             Effective March 1, 2002

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                                TABLE OF CONTENTS

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ARTICLE 1       PURCHASE AND SALE.........................................................................        1
        1.1     Purchase and Sale.........................................................................        1
        1.2     Assets....................................................................................        1
        1.3     Excluded Properties.......................................................................        3
        1.4     Seller's Reserved Interest................................................................        3
        1.5     Effective Time............................................................................        3
ARTICLE 2       PURCHASE PRICE............................................................................        3
        2.1     Purchase Price............................................................................        3
        2.2     Adjustments to Purchase Price.............................................................        3
        2.3     Allocated Values..........................................................................        5
ARTICLE 3       DUE DILIGENCE INSPECTION..................................................................        5
        3.1     Due Diligence.............................................................................        5
        3.2     Records...................................................................................        5
        3.3     No Representation or Warranty.............................................................        5
        3.4     Access to Properties......................................................................        6
ARTICLE 4       TITLE MATTERS.............................................................................        6
        4.1     Defensible Title..........................................................................        6
        4.2     Permitted Encumbrances....................................................................        6
        4.3     Title Defect..............................................................................        7
        4.4     Notice of Title Defects...................................................................        7
        4.5     Defect Adjustments and Thresholds.........................................................        7
        4.6     Title Dispute Resolution..................................................................        8
        4.7     Depletion and Depreciation of Personal Property...........................................        8
        4.8     Consents..................................................................................        8
        4.9     Preferential Purchase Rights..............................................................        9
        4.10    Casualty Loss.............................................................................        9
ARTICLE 5       ENVIRONMENTAL MATTERS.....................................................................       10
        5.1     Definitions...............................................................................       10
        5.2     Spills and NORM...........................................................................       10
        5.3     Environmental Assessment..................................................................       10
        5.4     Adjustments for Environmental Defects.....................................................       11
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                                  (Continued)
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        5.5     Environmental Dispute Resolution..........................................................       12
        5.6     "As Is, Where Is" Purchase................................................................       12
        5.7     Disposal of Materials, Substances and Wastes..............................................       12
        5.8     Buyer's Indemnity.........................................................................       12
ARTICLE 6       SELLER'S REPRESENTATIONS AND WARRANTIES...................................................       13
        6.1     Existence.................................................................................       13
        6.2     Power and Authority.......................................................................       13
        6.3     Authorization.............................................................................       13
        6.4     Execution and Delivery....................................................................       13
        6.5     Liabilities for Brokers' Fees.............................................................       14
        6.6     Litigation................................................................................       14
        6.7     Liens.....................................................................................       14
        6.8     No Bankruptcy.............................................................................       14
        6.9     Taxes.....................................................................................       14
        6.10    Agreements................................................................................       14
        6.11    Wells.....................................................................................       14
        6.12    Leases....................................................................................       14
ARTICLE 7       BUYER'S REPRESENTATIONS AND WARRANTIES....................................................       14
        7.1     Existence.................................................................................       14
        7.2     Power and Authority.......................................................................       15
        7.3     Authorization.............................................................................       15
        7.4     Execution and Delivery....................................................................       15
        7.5     Liabilities for Brokers' Fees.............................................................       15
        7.6     Litigation................................................................................       15
        7.7     Independent Evaluation....................................................................       15
        7.8     Qualification.............................................................................       15
ARTICLE 8       COVENANTS AND AGREEMENTS..................................................................       15
        8.1     Covenants and Agreements..................................................................       15
ARTICLE 9       CONDITIONS TO CLOSING.....................................................................       17
        9.1     Seller's Conditions.......................................................................       17
        9.2     Buyer's Conditions........................................................................       18
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                                TABLE OF CONTENTS
                                  (Continued)
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ARTICLE 10      RIGHT OF TERMINATION AND ABANDONMENT......................................................       18
        10.1    Termination...............................................................................       18
        10.2    Liabilities Upon Termination..............................................................       18
ARTICLE 11      CLOSING...................................................................................       19
        11.1    Date of Closing...........................................................................       19
        11.2    Closing Obligations.......................................................................       19
ARTICLE 12      POST-CLOSING OBLIGATIONS..................................................................       20
        12.1    Post-Closing Adjustments..................................................................       20
        12.2    Dispute Resolution........................................................................       20
        12.3    Records...................................................................................       20
        12.4    Transfer Taxes and Recording Fees.........................................................       21
        12.5    Rental and Royalty Administration.........................................................       21
        12.6    Lease Maintenance Costs for Jointly Owned Leases..........................................       21
        12.7    Further Assurances........................................................................       21
        12.8    Seller's Right of First Refusal to Market Gas.............................................       22
ARTICLE 13      TAXES.....................................................................................       22
        13.1    Apportionment of Ad Valorem and Property Taxes............................................       22
        13.2    Transfer Taxes............................................................................       22
        13.3    Other Taxes...............................................................................       22
        13.4    Tax Reports and Returns...................................................................       22
ARTICLE 14      ASSUMPTION AND RETENTION OF OBLIGATIONS; INDEMNIFICATION..................................       23
        14.1    Buyer's Assumption of Liabilities and Obligations.........................................       23
        14.2    Seller's Retention of Liabilities and Obligations.........................................       23
        14.3    Buyer's Plugging and Abandonment Obligations..............................................       23
        14.4    Indemnification...........................................................................       24
        14.5    Procedure.................................................................................       24
        14.6    No Insurance; Subrogation.................................................................       25
        14.7    Reservation as to Non-Parties.............................................................       26
ARTICLE 15      MISCELLANEOUS.............................................................................       26
        15.1    Exhibits..................................................................................       26
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                                  (Continued)
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        15.2    Expenses..................................................................................       26
        15.3    Notices...................................................................................       26
        15.4    Amendments................................................................................       27
        15.5    Assignment................................................................................       27
        15.6    Confidentiality...........................................................................       27
        15.7    Press Releases............................................................................       27
        15.8    Headings..................................................................................       27
        15.9    Counterparts..............................................................................       27
        15.10   References................................................................................       27
        15.11   Governing Law.............................................................................       27
        15.12   Binding Effect............................................................................       28
        15.13   Survival..................................................................................       28
        15.14   No Third-Party Beneficiaries..............................................................       28
        15.15   Limitation on Damages.....................................................................       28
        15.16   Severability..............................................................................       28
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                                      -iv-
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                                    EXHIBITS

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                                                                                        Section
Exhibit                         Description                                          Where Defined
-------                         -----------                                          -------------
  A-1            Leases, Fee Interests and Lands                                         1.2.a.
  A-2            Wells and Facilities                                                1.2.b., 1.2.e.
  A-3            Rights-of-Way and Surface Leases                                        1.2.e.
  A-4            Seismic Option Contracts                                                1.2.f.
  A-5            Geophysical Data                                                        1.2.g.
  A-6            Third Party Gathering Contracts                                         1.2.i.
   B             Allocated Values                                                         2.3.
   C             Material Agreements                                                 1.2.d., 6.10.
   D             Form of Assignment, Bill of Sale and Conveyance                        11.2.a.
   E             Form of Assignment and Assumption Agreement                            11.2.a.
   F             Form of Seismic License Agreement                                       1.2.g.
   G             Seller's Officer's Certificate                                         11.2.e.
   H             Buyer's Officer's Certificate                                          11.2.f.

                           PURCHASE AND SALE AGREEMENT

      This PURCHASE AND SALE AGREEMENT ("AGREEMENT"), dated March 27, 2002, is by and between Williams Production RMT Company, a Delaware corporation, whose address is 1515 Arapahoe Street, Tower 3, Suite 1000, Denver, Colorado 80202 ("SELLER") and Bill Barrett Corporation, a Maryland corporation, whose address is 1099 18th Street, Suite 2300, Denver, Colorado 80202 ("BUYER").

                                    RECITALS

      A. Seller owns and desires to sell certain real and personal property interests located in Natrona and Fremont Counties, Wyoming, as more fully described in Section 1.2 below (the "ASSETS").

      B. Buyer desires to purchase the Assets upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

      In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

      1.1 PURCHASE AND SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, all of Seller's right, title and interest in the Assets, pursuant to the terms and conditions of this Agreement.

      1.2 ASSETS. The "ASSETS" are all of Seller's right, title, and interest in and to the following real and personal property interests located in Natrona and Fremont Counties, Wyoming:

            a. The oil and gas leases (including working interests, royalty interests, overriding royalty interests, net profits interests and all other leasehold interests whether described or not) described on EXHIBIT A-1 (the "LEASES"), and the fee mineral interests described on EXHIBIT A-1 (the "FEE INTERESTS"), insofar and only insofar as the Leases and Fee Interests cover the lands described on EXHIBIT A-1 (the "LANDS"); the Lands described on EXHIBIT A-1, whether or not Seller's interest in the Lands is correctly or sufficiently described in EXHIBIT A-1; the oil, gas and all other hydrocarbons (including, but not limited to, coalbed methane) and products ("HYDROCARBONS"), in, on or under or that may be produced from the Lands.

            b. The oil and gas wells located on the Leases, Fee Interests and Lands, or lands pooled or unitized therewith, including without limitation, the oil and gas wells specifically described on EXHIBIT A-2, whether producing or non-producing, all injection and disposal wells on the Leases, Fee Interests and Lands (the "WELLS"), and all personal property and equipment associated with the Wells as of the Effective Time.

            c. The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby, to the extent that they relate to or affect any of the interests described in Sections 1.2.a. and 1.2.b. or the post-Effective Time production of Hydrocarbons from the Leases, Fee Interests and Lands.

            d. The rights, to the extent transferable, in and to Hydrocarbon sales, purchase, gathering and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments relating to the interests described in Sections 1.2.a., 1.2.b. and 1.2.c., including without limitation the Material Agreements described on EXHIBIT C, only insofar as they relate to the Leases, Fee Interests and Lands, excluding any insurance contracts and all firm transportation contracts.

            e. All of the personal property, fixtures, improvements, permits, licenses, approvals, servitudes, rights-of-way, easements, surface leases (including without limitation the rights-of-way, easements and surface leases described on EXHIBIT A-3), and other surface rights, tanks, boilers, buildings, improvements, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, other appurtenances and facilities (including without limitation the facilities described on EXHIBIT A-2) located on or used as of the Closing Date in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Sections 1.2.a through 1.2.d.

            f. The seismic option contracts described on EXHIBIT A-4 (the "OPTION CONTRACTS"), insofar and only insofar as the Option Contracts cover the lands described on EXHIBIT A-4 (the "OPTION LANDS").

            g. Licenses, substantially in the form of EXHIBIT F, of the geophysical and seismic data described on EXHIBIT A-5 (the "GEOPHYSICAL DATA"); and copies, to the extent contractually transferable, obtained at Buyer's sole expense (including licensing fees for software), of all interpretative geologic and geophysical data which relates to the Lands, including an electronic copy of Seller's engineering and geologic database.

            h. The files, records, data and information relating to the items described in Sections 1.2.a. through 1.2.g. maintained by Seller (the "RECORDS"), including without limitation, accounting files, lease files, land files, well files, gas, oil and other hydrocarbon sales contract files, gas gathering and processing files, division order files, abstracts, and title opinions; and, to the extent reasonable available to Seller and contractually and electronically transferable to Buyer, vendor histories by well for the year 2001 for those Assets operated by Seller.

            i. The gas gathering and processing contracts (the "THIRD PARTY GATHERING CONTRACTS") pursuant to which Williams gathers and processes the gas of third parties produced in the fields in which the Assets described in Sections 1.2.a. and 1.2.b. are located, including without limitation the Third Party Gathering Contracts described on EXHIBIT A-6.

      1.3 EXCLUDED PROPERTIES. All rights of Seller to earn an interest in the Option Lands by drilling or other operations conducted on lands which are not described on Exhibit A-1 and which are retained by Seller (the "RETAINED LANDS") pursuant to the Option Contracts are excepted and excluded from this Agreement.

      1.4 SELLER'S RESERVED INTEREST. Seller shall reserve an overriding royalty in oil, gas and other hydrocarbons, produced, saved and marketed from the Leases and Lands located in the Boone Dome North, Buffalo Jump, Cooper Reservoir, Coyote Creek, East Madden Area, Lance Gardens, Magna, Red Creek, Sand Draw (Boone Dome S), Sioux Creek, Stone Cabin (Wind River Basin), Wallace Creek CBM Prospects identified on EXHIBIT A-1, in an amount equal to the difference, if any, between 18.75% and the amount of the total royalty and overriding royalty burden on the Leases and Lands existing of record as of the Effective Time, subject to proportionate reduction to the mineral interest covered by the Leases and Seller's working interest in the Leases. Seller's overriding royalty shall be reserved at the wellhead without deduction for post-production costs of any kind, except taxes and transportation. There shall be no deduction for post-production costs of separating, heater treating, dehydration, treating, compression and gathering of Hydrocarbons.

      1.5 EFFECTIVE TIME. The purchase and sale of the Assets shall be effective as of March 1, 2002 at 7:00 a.m., Mountain Time (the "EFFECTIVE TIME").

                                   ARTICLE 2
                                 PURCHASE PRICE

      2.1 PURCHASE PRICE. The purchase price for the Assets shall be $73,000,000.00 (the "PURCHASE PRICE"). At Closing, Buyer shall pay Seller the Purchase Price as adjusted pursuant to Section 2.2 below by wire transfer of immediately available funds.

      2.2 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted according to this Section without duplication. For all adjustments known as of Closing, the Purchase Price shall be adjusted at Closing pursuant to a "PRELIMINARY SETTLEMENT STATEMENT" approved by Seller and Buyer on or before Closing. A draft of the Preliminary Settlement Statement will be prepared by Seller. The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this section using the best information available at the Closing Date which amount shall be paid at Closing and is referred to as the "CLOSING AMOUNT." The Closing Amount shall be paid at Closing by wire transfer of immediately available funds. After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 12.1.

         For the purposes of this Agreement, the term "PROPERTY EXPENSES" shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 13), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.

            a. Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

                  (i) The amount of all Property Expenses attributable to the Assets after the Effective Time and paid by Seller;

                  (ii) The proceeds of production attributable to the Assets occurring before the Effective Time and received by Buyer, net of royalties and taxes measured by production, plus an amount equal to production from the Assets that occurred before the Effective Time but, because such production is in pipelines or in processing, had not been sold as of the Effective Time, times the price for which production from the Assets was sold immediately prior to the Effective Time; and

                  (iii) To the extent that there are any pipeline imbalances, if the net of such imbalances is an overdelivery imbalance (that is, at the Effective Time, Seller has delivered more gas to the pipeline than the pipeline has redelivered for Seller), the Purchase Price shall be adjusted upward by the first-of-the month price of spot gas delivered to pipelines for Colorado Interstate Gas Company (Rocky Mountains) as reported in Inside F.E.R.C.'s Gas Market Report for the month in which the Effective Time occurs times the net overdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the parties shall select a comparable publication.

                  (iv) An amount equal to the value, based upon the average price received for the month of March, 2002, of Seller's share of any condensate in the tanks produced from or credited to the Leases, Fee Interests and Lands prior to the Effective Time based upon the quantities in condensate tanks as measured by and reflected in Seller's records.

                  (v) Post-Effective Time Lease rentals and shut-in payments made by Seller pursuant to Section 12.5.

            b. Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

                  (i) An amount equal to the sum of all Title Defect Adjustments (as defined in Section 4.5.c.) if the Title Threshold Amount as calculated pursuant to Section 4.5.d. has been exceeded;

                  (ii) An amount equal to the sum of all Environmental Defect Adjustments (as defined in Section 5.4.b(i)) if the Environmental Threshold Amount as calculated pursuant to Section 5.4.b(ii) has been exceeded; and

                  (iii) The proceeds of production attributable to the Assets occurring on or after the Effective Time and received by Seller, net of royalties and taxes measured by production.

                  (iv) To the extent that there are any pipeline imbalances, if the net of such imbalances is an underdelivery imbalance (that is, at the Effective Time, Seller has delivered less gas to the pipeline than the pipeline has redelivered for Seller), the Purchase Price shall be adjusted downward by the first-of-the-month price of spot gas delivered to pipelines for Colorado Interstate Gas Company (Rocky Mountains) as reported in Inside F.E.R.C.'s Gas Market Report for the month in which the Effective Time occurs times the net underdelivery imbalance in MMbtus. In the event such publication shall cease to be published, the parties shall select a comparable publication.

                  (v) The amount of all Pre-Effective Time Property Expenses attributable to the Assets and paid by Buyer, subject to Article 13 and
      Section 14.2.

            c. Well Imbalance Adjustments. Seller and Buyer agree that the Purchase Price will be adjusted downward or upward, as appropriate, by an amount equal to the well imbalances existing as of the Effective Time multiplied by the average value on an MMbtu basis at the wellhead for sales of production during the month in which the Effective Time occurs.

      2.3 ALLOCATED VALUES. Seller and Buyer agree to allocate the Purchase Price among the Assets as set forth on EXHIBIT B.

                                   ARTICLE 3
                            DUE DILIGENCE INSPECTION

      3.1 DUE DILIGENCE. Subject to Subsection 3.3, Seller shall make the Records and the Assets available to Buyer and its representatives for inspection and review to permit Buyer to perform its due diligence review ("DUE DILIGENCE REVIEW") as hereinafter provided. Buyer shall be entitled to conduct its Due Diligence Review until 5:00 p.m., Mountain Time, on March 27, 2002 (the "DUE DILIGENCE PERIOD").

      3.2 RECORDS. The Records will be made available to Buyer at the offices of Seller during Seller's normal business hours or as otherwise reasonably requested by Buyer to complete its Due Diligence Review. Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information from such parties as Buyer may reasonably desire. Buyer may inspect the Records and other Assets and such additional information only to the extent that it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party. Seller shall use reasonable efforts to obtain the necessary consents to allow Buyer's examination of any confidential information that is material to this transaction.

      3.3 NO REPRESENTATION OR WARRANTY. Except for the representations and warranties contained in this Agreement, Seller makes no warranty or representation of any kind as to the Records or any information contained therein. Buyer agrees that any conclusions drawn from the Records shall be the result of its own independent review and judgment.

      3.4 ACCESS TO PROPERTIES. Seller hereby consents to Buyer conducting, prior to 5:00 p.m., Mountain Time, on March 27, 2002 and upon advance notice to Seller, at Buyer's sole risk and expense, on-site inspections and an environmental assessment of the Assets; provided that Buyer shall not conduct any sampling activities without prior notice and consent of Seller, which consent shall not be unreasonably withheld. In connection with any such on-site inspections or environmental assessment, Buyer agrees not to interfere with the normal operation of the Assets and agrees to comply with all requirements and safety policies of the operator. If Buyer or its agents prepares an environmental assessment of any property, Buyer will furnish copies thereof to Seller. The parties shall execute a "common undertaking" letter regarding the confidentiality of environmental assessments where appropriate. In connection with the granting of such access, Buyer represents that it is adequately insured and, except to the extent caused by Seller's gross negligence or willful misconduct, waives, releases and agrees to indemnify Seller and Seller's representatives against all claims for injury to, or death of, persons or for damage to property arising in any way from the access afforded to Buyer hereunder or the activities of Buyer. This waiver, release and indemnity by Buyer shall survive termination of this Agreement.

                                   ARTICLE 4
                                  TITLE MATTERS

      4.1 DEFENSIBLE TITLE. The term "DEFENSIBLE TITLE" means such title of Seller in and to the Assets that, subject to and except for the Permitted
Encumbrances: (i) entitles Seller to receive not less than the net revenue interest described on EXHIBIT B ("NRI"); (ii) obligates Seller to bear costs and expenses relating to the Assets in an amount not greater than the working interest described on EXHIBIT B ("WI"); and (iii) is free and clear of material liens, taxes, encumbrances, mortgages, claims and production payments and any defects that would create a material impairment of use and enjoyment of or loss of interest in the affected Asset.

      4.2 Permitted Encumbrances. The term "Permitted Encumbrances" shall mean:

            a. Lessors' royalties, overriding royalties net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRIs below those set forth on EXHIBIT B;

            b. Any required third-party consents to assignment of Leases and contracts, and preferential purchase rights which are handled exclusively under Sections 4.8 and 4.9 below;

            c. Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

            d. All rights to consent by, required notices to, filings with, or other actions by federal, state, local governmental entities or tribal entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

            e. Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

            f. Easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the operation of the affected property;

            g. Materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets, (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action;

            h. Rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area; and

            i. Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business.

      4.3 TITLE DEFECT. The term "TITLE DEFECT" means any encumbrance, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects:

            a. Renders title to any portion of the Assets less than Defensible Title;

            b. Reduces, impairs or prevents Buyer from receiving payment from the purchasers of production from any portion of the Assets;

            c. Restricts or extinguishes Buyer's right to use any portion of the Assets as owner, lessee, licensee or permittee, as applicable.

      4.4 NOTICE OF TITLE DEFECTS. Buyer shall deliver to Seller a written "NOTICE OF TITLE DEFECTS" on or before March 27, 2002, 5:00 p.m., Mountain Time. The Notice of Title Defects shall (i) describe the Title Defect, (ii) describe the basis of the Title Defect and (iii) describe Buyer's good faith estimate of the reduction in the Assets' Allocated Value caused by the Title Defect ("DEFECT VALUE") and associated calculations and documentation. Buyer will be deemed to have conclusively waived any Title Defect about which it fails to notify Seller in writing prior to March 27, 2002 at 5:00 p.m., Mountain Time.

      4.5 DEFECT ADJUSTMENTS AND THRESHOLDS. The parties shall proceed as follows:

            a. Seller shall have the option of attempting to cure such Title Defects to the reasonable satisfaction of Buyer on or before thirty (30) days after the Closing Date (the "CURE PERIOD"), which option shall be communicated to Buyer no later than 5:00 p.m., Mountain Time, on March 28, 2002. If Seller is unable to cure such Title Defects during the Cure Period, any necessary Purchase Price Adjustments shall be made in the Final Settlement Statement.

            b. Seller may contest the Defect Value by so notifying Buyer. If Buyer and Seller are unable to agree on the Defect Value (agreement shall result in the "ACTUAL DEFECT VALUE") within fifteen (15) days of Seller's notice contesting the Defect Value, then Seller or Buyer may submit such Defect Value dispute to a mutually agreeable, duly licensed, petroleum engineering, geological, accounting or law firm, in accordance with the expertise required to determine the Actual Defect Value, which firm shall determine the Actual Defect Value and such determination shall be final and binding upon Seller and Buyer. The fees charged by said firm for making a determination under this Section 4.5.b. shall be paid one-half by Buyer and one-half by Seller.

            c. If Seller does not elect to cure or is unable to cure such Title Defects to the reasonable satisfaction of Buyer on or before thirty (30) days after the Closing Date or such later date as is mutually agreed to by the parties, either Seller or Buyer shall have the option to exclude such Asset from this Agreement (the "EXCLUDED ASSET"). If Seller or Buyer elects to exclude such Asset, the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of the Excluded Asset. If neither Seller nor Buyer elect to exclude such Asset from this Agreement, Buyer shall accept assignment of the Asset affected by such Title Defect, and the Purchase Price shall be adjusted downward by the Actual Defect Value ("TITLE DEFECT ADJUSTMENT").

            d.    There shall be no reduction to the Purchase Price under
Section 4.5.c unless Seller's share of a proposed reduction as to any single incident exceeds $20,000.00. In addition, if Seller's share of the proposed reduction under Section 4.5.c as to any single incident exceeds $20,000.00, there shall be no reduction to the Purchase Price until such time as the total of these excess amounts (over $20,000.00) exceeds $500,000.00. (the "TITLE THRESHOLD AMOUNT") but, in such event, the Purchase Price reduction shall exclude the Title Threshold Amount. For the purposes of application of the foregoing thresholds, "single incident" shall be applicable on a well-by-well or property-by-property basis.

      4.6 TITLE DISPUTE RESOLUTION. Seller and Buyer agree to resolve disputes concerning the following matters pursuant to this Section: (i) the existence and scope of a Title Defect and (ii) the adequacy of Seller's Title Defect curative materials. The parties agree to attempt to initially resolve all disputes through good faith negotiations. If the parties cannot resolve disputes regarding items (i) or (ii) on or before 45 days after Closing, the disputed matters will be finally determined by binding arbitration pursuant to Section 14.5.d.

      4.7 DEPLETION AND DEPRECIATION OF PERSONAL PROPERTY. Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing for production of oil, gas and/or other hydrocarbons through depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear.

      4.8 CONSENTS. Seller shall use reasonable efforts to obtain all required consents. If Buyer discovers other affected properties during the course of Buyer's due diligence activities, Buyer shall notify Seller immediately and Seller shall use its commercially reasonable efforts to obtain such consents prior to Closing. Except for consents and approvals which are customarily obtained post-Closing and those consents which would not invalidate the conveyance of the

Assets, if a necessary consent to assign any Asset has not been obtained as of the Closing, then (i) the portion of the Assets for which such consent has not been obtained shall be included with the Assets at the Closing, and the Purchase Price for that portion of the Assets shall be included in the Preliminary Settlement Statement, (ii) Seller shall employ reasonable efforts to obtain such consent as promptly as possible following Closing, and (iii) if such consent has not been obtained as of the Final Settlement Date, the Allocated Value of that portion of the Assets shall be a downward adjustment to the Purchase Price on the Final Settlement Statement and Buyer shall reassign such Asset to Seller, effective as of the Effective Time. Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions.

      4.9 PREFERENTIAL PURCHASE RIGHTS. Seller does not believe that any preferential purchase rights are applicable to the transaction contemplated by this Agreement. Nonetheless, if Seller becomes aware of any facts to the contrary, then Seller shall send notice of this Agreement prior to Closing to all persons holding such rights offering to sell to each such person that portion of the Assets for which such a preferential right is held for an amount equal to the Allocated Values of such Assets and subject to all other terms and conditions of this Agreement. If, prior to Closing, any of such persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of that portion of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such Assets shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the Allocated Values of such Assets; provided, however, that if the holder of such preferential right fails to consummate the purchase of such Assets prior to the Closing Date, then Seller shall promptly so notify Buyer, and Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets to which the preferential purchase right was asserted for the Allocated Values of such Assets. All Assets for which a preferential purchase right has not been asserted prior to Closing, or with respect to which closing does not occur on or before the Closing Date following the assertion of a preferential purchase right, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement. If one or more of the holders of any preferential purchase rights notifies Seller subsequent to Closing that it intends to assert its preferential purchase right, Seller shall give notice thereof to Buyer, whereupon Buyer shall perform all valid preferential purchase right obligations of Seller to such holders and Buyer shall be entitled to receive (and Seller hereby assigns to Buyer all of Seller's rights to) all proceeds received from such holders in connection with such preferential purchase rights.

      4.10 CASUALTY LOSS. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain ("CASUALTY LOSS"), Buyer shall not be obligated to purchase such Asset. If Buyer declines to purchase such Asset, the Purchase Price shall be adjusted as agreed to by Buyer and Seller. If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility) as agreed to by Buyer and Seller (the reduction being the "NET CASUALTY LOSS"). The Net Casualty Loss shall not, however, exceed the Allocated Value of such Asset. Seller, at its sole option, may elect to cure such Casualty Loss. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such property is acceptable to Buyer in its sole discretion. If Seller elects to cure the Casualty Loss to the satisfaction of Buyer, there shall be no adjustment to the Purchase Price.

                                   ARTICLE 5
                              ENVIRONMENTAL MATTERS

      5.1 DEFINITIONS. For the purposes of the Agreement, the following terms shall have the following meanings:

      "ENVIRONMENTAL DEFECT" means a condition in, on or under the Assets (including, without limitation, air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) that causes any portion of the Assets to be in material violation of an Environmental Law or a condition that can reasonably be expected to give rise to costs or liability under applicable Environmental Laws. NORM (defined in Section 5.2) contaminated pipe, tubing and wellheads shall not be an Environmental Defect.

      "ENVIRONMENTAL LAW" means any statute, rule, regulation, code or order, issued by any federal, state, or local governmental entity in effect on or before the Effective Time (collectively, "LAWS") relating to the protection of the environment or the release or disposal of waste materials.

      "REMEDIATION" means actions taken to correct an Environmental Defect and "REMEDIATION COSTS" means the actual, or good faith estimates of the costs to conduct such remediation.

      5.2 SPILLS AND NORM. Buyer acknowledges that in the past there may have been spills of wastes, crude oil, produced water, or other materials (including, without limitation, any toxic, hazardous or extremely hazardous substances) onto the Lands. In addition, some production equipment may contain asbestos and/or Naturally Occurring Radioactive Material (hereinafter referred to as "NORM"). In this regard Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, materials and equipment located on the Lands or included in the Assets described herein may contain NORM and that NORM-containing material may have been buried or otherwise disposed of on the Lands. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos or NORM from the Assets and Lands where such material may be found and that Buyer assumes all liability for or in connection with the assessment, containment, removal, remediation, transportation and disposal of any such materials, in accordance with all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts.

      5.3 ENVIRONMENTAL ASSESSMENT. Prior to Closing, Buyer may conduct an on-site inspection, environmental assessment and compliance audit of the Assets (an "ENVIRONMENTAL ASSESSMENT") at Buyer's cost and expense. Seller shall provide Buyer with access to the Assets and to all information in Seller's possession or control pertaining to the environmental condition of the Assets, including, but not limited to, status or any environmental reports, permits, records and assessments in Seller's possession or control, and shall make available to Buyer all past or present personnel who would reasonably be expected to have knowledge or information regarding the environmental status or condition of the Assets. Buyer shall provide Seller prior written notice of any environmental inspections and tests, including sampling activities, and Buyer shall give Seller the opportunity to participate in all such inspections and tests. Buyer shall provide Seller, at no cost to Seller, all reports of environmental inspections and tests, provided that all such reports shall be deemed to be confidential between the parties and subject to the confidentiality provisions of Section 8.1.h of this Agreement. Buyer agrees to release, indemnify, defend, and hold harmless Seller against all Losses (as defined in Section 14.4) arising from or related to the activities of Buyer, its employees, agents, contractors and other representatives in connection with Buyer's Environmental Assessment regardless of the negligence or strict liability of Seller.

      5.4   ADJUSTMENTS FOR ENVIRONMENTAL DEFECTS.

            a. Notice of Environmental Defects. Buyer shall provide Seller with written notice of any Environmental Defect which Buyer's Environmental Assessment reveals and will provide evidence thereof. Such notice and evidence shall be given on or before March 27, 2002, 5:00 p.m., Mountain Time.

            b.    Defect Adjustments. The parties shall proceed as follows:

                  (i) Upon receipt of a notice of Environmental Defect, Seller may, at its sole election on or before thirty (30) days after the Closing Date, either: (x) agree with Buyer on an adjustment to the Purchase Price, which adjustment shall reflect the cost to remediate such Environmental Defect ("ENVIRONMENTAL DEFECT ADJUSTMENT"); or (y) in the event of the failure of the parties to come to agreement under (x), remove the affected Asset(s) from the Assets being conveyed and adjust the Purchase Price accordingly. In no event will Seller have any obligation to remediate any Environmental Defect unless Seller expressly agrees in writing to do so.

                  (ii)  There shall be no reduction to the Purchase Price under
      Section 5.4.b(i) unless Seller's share of a proposed reduction as to any single incident exceeds $50,000.00. In addition, if Seller's share of the proposed reduction under Section 5.4.b(i) as to any single incident exceeds $50,000.00, there shall be no reduction to the Purchase Price until such time as the total of these excess amounts (over $50,000.00) exceeds $1,000,000.00 (the "ENVIRONMENTAL THRESHOLD AMOUNT") but, in such event, the Purchase Price reduction shall exclude the Environmental Threshold Amount. For the purposes of application of the foregoing thresholds, "single incident" shall be applicable on a well-by-well or property-by-property basis.

                  (iii) If Seller and Buyer agree to an adjustment of the Purchase Price, said adjustment shall be made only for the net present value, calculated using a ten percent discount rate (PV 10), of the most cost effective means to achieve the remediation required by applicable federal, state or local law or other governmental or judicial directive and not for any other cost.

      5.5 ENVIRONMENTAL DISPUTE RESOLUTION. The parties agree to resolve disputes concerning the following matters pursuant to this Section: (i) the existence and scope of an Environmental Defect, (ii) Buyer's estimate of costs of Remediation of an Environmental Defect and (iii) the effectiveness of Seller's Remediation. The parties agree to attempt to initially resolve all disputes through good faith negotiations. If the parties cannot resolve disputes regarding items (i), (ii) or (iii) on or 45 days after the Closing Date, the disputed matters will be finally determined by binding arbitration pursuant to
Section 14.5.d.

      5.6 "AS IS, WHERE IS" PURCHASE. Buyer shall acquire the Assets (including Assets for which a notice was given under Section 5.4 above) in an "AS IS, WHERE IS" condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may not have been revealed by Buyer's investigation. On and after the Effective Time, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Seller to Buyer.

      5.7 DISPOSAL OF MATERIALS, SUBSTANCES AND WASTES. Buyer shall properly handle, remove, transport and dispose of any material, substance or waste (whether toxic, hazardous, extremely hazardous or otherwise) from the Assets or Lands (including, but not limited to, produced water, drilling fluids and other associated wastes), whether present before or after the Effective Time, in accordance with applicable local, state and federal laws and regulations. Buyer shall keep records of the types, amounts and location of materials, substances and wastes, which are transported, handled, discharged, released or disposed onsite and offsite. When and if any Lease is terminated, Buyer shall take whatever additional testing, assessment, closure, reporting or remedial action with respect to the Assets or Lands as is necessary to meet any local, state or federal requirements directed at protecting human health or the environment in effect at that time.

      5.8   BUYER'S INDEMNITY.

            a. Buyer shall indemnify, hold harmless, release and defend Seller from and against all damages, losses, claims, demands, causes of action, judgments and other costs (including but not limited to any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, whether created or existing before, on or after the Effective Time, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands.

            b. Buyer's indemnification obligations shall extend to and include, but not be limited to (i) the negligence or other fault of Seller, Buyer and third parties, whether such negligence is active or passive, gross, joint, sole or concurrent, (ii)
Seller's or Buyer's strict liability, and (iii) Seller's or Buyer's liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 466 et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601-2629), the Clean Air Act (42 U.S.C. Section 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all state and local laws and any replacement or successor legislation or regulation thereto. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this article shall control over any conflicting or contradicting terms or provisions contained in this Agreement.

                                   ARTICLE 6
                     SELLER'S REPRESENTATIONS AND WARRANTIES

      Seller makes the following representations and warranties as of the date of this Agreement:

      6.1 EXISTENCE. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.

      6.2 POWER AND AUTHORITY. Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents. To the best of Seller's knowledge, the consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of Seller's organizational or governing documents, (ii) any agreement or instrument to which Seller is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller.

      6.3 AUTHORIZATION. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the contemplated transaction has been duly and validly authorized by all requisite corporate and shareholder action on the part of Seller.

      6.4 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered on behalf of Seller, and all documents and instruments required hereunder to be executed and delivered by Seller have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

      6.5 LIABILITIES FOR BROKERS' FEES. Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

      6.6 LITIGATION. Seller is not aware of and Seller has not received written notice of any demand, lawsuit, compliance order, notice of probable violation or similar governmental action that, if adversely determined, might
(i) result in an impairment or loss of title to the Assets, (ii) materially impair the value of the Assets or (iii) materially hinder or impede the operation of the Assets. To the best of Seller's knowledge, there is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Seller's knowledge, threatened, against Seller before any governmental authority that impedes or is likely to impede Seller's ability to consummate the transaction contemplated by this Agreement and to assume the liabilities to be assumed by Seller under this Agreement.

      6.7 LIENS. Except for the liens created by or arising under joint operating agreements covering the Assets or applicable state statutes, the Assets are free and clear of all liens.

      6.8 NO BANKRUPTCY. There are no bankruptcy proceedings pending, being contemplated by, or to Seller's knowledge, based upon reasonable inquiry and investigation, threatened against Seller.

      6.9 TAXES. Based on Seller's knowledge, all taxes and assessments pertaining to the Assets based on or measured by the ownership of property for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good-faith by appropriate proceeding.

      6.10 AGREEMENTS. To the best of Seller's knowledge, all of the material agreements (excluding Leases and pooling or communitization agreements) pertaining to the Assets are listed on EXHIBIT C.

      6.11 WELLS. To the best of Seller's knowledge, each Well is properly permitted and operated in substantial compliance with all applicable statutes, ordinances, rules, regulations and orders, including without limitation Environmental Laws.

      6.12 LEASES. To the best of Seller's knowledge, the Leases are in full force and effect in accordance with their respective terms, and there exist no defaults in the performance of any obligation thereunder.

                                   ARTICLE 7
                     BUYER'S REPRESENTATIONS AND WARRANTIES

      Buyer makes the following representations and warranties as of the date of this Agreement:

      7.1 EXISTENCE. Buyer is a corporation, duly organized, validly existing and formed under the laws of the State of Maryland, and Buyer is duly qualified and in good standing in the State of Colorado.

      7.2 POWER AND AUTHORITY. Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with, (i) any provision of Buyer's organizational or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

      7.3 AUTHORIZATION. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the contemplated transaction has been duly and validly authorized by all requisite action on the part of Buyer.

      7.4 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

      7.5 LIABILITIES FOR BROKERS' FEES. Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

      7.6 LITIGATION. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer's knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer's ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

      7.7 INDEPENDENT EVALUATION. Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by and has relied solely upon its own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof.

      7.8 QUALIFICATION. Buyer is now or at closing will be and thereafter will continue to be qualified to own and operate any federal or State of Wyoming oil and gas lease that constitutes part of the Assets, including meeting all bonding requirements. Completing the transaction set out in this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

                                   ARTICLE 8
                            COVENANTS AND AGREEMENTS

      8.1 COVENANTS AND AGREEMENTS. As to the period of time from the execution hereof until Closing, Seller and Buyer agree as follows:

            a. Operation Prior to Closing. Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the date of execution hereof to the Closing, Seller shall use Seller's best efforts to ensure that the Assets are maintained and operated in a good and workmanlike manner. Subject to the provisions of Section 2.2, Seller shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. To the extent Seller receives written AFEs or actual notice of such, Seller shall notify Buyer of ongoing activities and major capital expenditures in excess of $10,000.00 per activity net to Seller's interest conducted on the Assets and shall consult with Buyer regarding all such matters and operations.

            b. Restriction on Operations. Subject to Section 8.1.a., unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will use good-faith efforts within the constraints of the applicable operating agreements and other applicable agreements not to (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) except for capital projects which are deemed to be approved, approve any operations on the properties anticipated in any instance to cost the owner of the Assets more than $10,000.00 per activity net to Seller's interest (excepting emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order), (iii) convey or dispose of any material part of the Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business) or enter into any farmout, farmin or other similar contract affecting the Assets, (iv) let lapse any insurance now in force with respect to the Assets, or (v) materially modify or terminate any contract material to the operation of the Assets.

            c. Marketing. Unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one (1) month.

            d. Legal Status. Seller and Buyer shall use all reasonable efforts to maintain their respective legal statuses from the date hereof until the Final Settlement Date and to assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

            e. Notices of Claims. Seller shall promptly notify Buyer and Buyer shall promptly notify Seller if, between the date hereof and the Closing Date, Seller or Buyer, as the case may be, receives notice of any claim, suit, action or other proceeding of the type referred to in Sections 6.6 and 7.6.

            f. Compliance with Laws. During the period from the date of this Agreement to the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Assets.

            g. Government Reviews and Filings. Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the transaction contemplated hereby. Each party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws and shall indemnify and hold harmless Seller from and against all claims, costs, expenses, liabilities and actions arising out of Buyer's holding of such title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.

            h. Confidentiality. All data and information obtained by Buyer from Seller in connection with the transactions contemplated by this Agreement, whether before or after the execution of this Agreement, and data and information generated by Buyer in connection with this transaction (collectively, the "INFORMATION") is deemed by the parties to be confidential and proprietary to Seller. Until completion of the Closing, except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) Buyer can establish by competent proof was rightfully in its possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Buyer's consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets; or (vi) is developed independently by Buyer, provided that the person or persons developing the Information shall not have had access to the Information.

            i. Return of Information. If the transaction contemplated by this Agreement does not close on or before March 29, 2002, Buyer shall return to Seller all copies of the Information in the possession of Buyer obtained or generated by Buyer pursuant to any provision of this Agreement. The terms of Sections 8.1.h. and 8.1.i shall survive termination of this Agreement.

                                    ARTICLE 9
                              CONDITIONS TO CLOSING

      9.1 SELLER'S CONDITIONS. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to Closing of the following conditions precedent:

            a. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in Article 7 of this Agreement shall be true and correct in all material respects on and as of the Closing and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

            b. Closing Documents. Buyer shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to
Article 11 hereof prior to or on the Closing Date;

            c. No Action. No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing or seeks to recover damages from Seller resulting therefrom.

      9.2 BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of the following conditions precedent:

            a. Representations and Warranties. The representations and warranties of Seller contained in Article 6 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects;

            b. Closing Documents. Seller shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Article 11 hereof prior to or on the Closing Date;

            c. No Action. No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing or seeks to recover damages from Buyer resulting therefrom.

                                   ARTICLE 10
                      RIGHT OF TERMINATION AND ABANDONMENT

      10.1 TERMINATION. This Agreement may be terminated in accordance with the following provisions:

            a. by Seller if the conditions set forth in Section 9.1 are not satisfied, through no fault of Seller, or waived by Seller in writing, as of the Closing Date; or

            b. by Buyer if the conditions set forth in Section 9.2 are not satisfied, through no fault of Buyer, or waived by Buyer in writing, as of the Closing Date.

            c. by Seller or Buyer if the aggregate of Title Defect Adjustments and Environmental Defect Adjustments exceeds 2% of the Purchase Price.

      10.2  LIABILITIES UPON TERMINATION.

            a. Buyer's Default. If the transactions contemplated by this Agreement are not consummated on or before the date specified in Section 11.1 by reason of Buyer's wrongful failure to tender performance at Closing, and if Seller is not in material default under the terms of this Agreement and is ready, willing and able to Close, Buyer shall pay Seller an amount equal to seven percent (7%) of the Purchase Price as liquidated damages. Seller and Buyer agree that

Seller's damages in the event Buyer fails to close are difficult to measure and both Seller and Buyer agree that the amount of the liquidated damages provided herein bears a reasonable relationship to and is a reasonable estimation of such damages.

            b. Seller's Default. If the transactions contemplated by this Agreement are not consummated on or before the date specified in Section 11.1 by reason of Seller's wrongful failure to tender performance at Closing and if Buyer is not in material default under this Agreement and is ready, willing and able to Close, Buyer shall be entitled to specific performance as Buyer's sole and exclusive remedy.

            c. Other Termination. If Seller and Buyer agree to terminate this Agreement, each party shall release the other party from any and all liability for termination of this Agreement.

                                   ARTICLE 11
                                     CLOSING

      11.1 DATE OF CLOSING. The closing of the transactions contemplated by this Agreement ("CLOSING" or "CLOSING DATE") shall be held on or before March 29, 2002 at the offices of Davis Graham & Stubbs LLP in Denver, Colorado, at 8:30 a.m. or at such other time and place as the parties may agree in writing. The actual change of operations from Seller to Buyer shall occur on April 2, 2002, at 7:00 a.m., Mountain Time.

      11.2 CLOSING OBLIGATIONS. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

            a. Assignment. Seller and Buyer shall execute, acknowledge and deliver (i) an Assignment, Bill of Sale and Conveyance of the Assets effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of EXHIBIT D with a special warranty of title by, through and under Seller but not otherwise; with no warranties, express or implied, as to the personal property, fixtures or condition of the Assets which are conveyed "as is, where is"; (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal governmental regulations; and (iii) Licenses of the Geophysical Data to the extent all necessary third party consents for such licenses have been obtained; and (iv) an Assignment and Assumption Agreement in the form of EXHIBIT E under which Seller assigns its interest in the Third Party Gathering Contracts included in the Assets and under which Buyer assumes the obligations thereunder in accordance with the terms of this Agreement.

            b. Preliminary Settlement Statement. Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

            c. Purchase Price. Buyer shall deliver to Seller the Closing Amount by wire transfer of immediately available funds.

            d. Letters in Lieu. Seller and Buyer shall execute and deliver all necessary letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Time.

            e. Seller's Officer's Certificate. Seller shall execute and deliver to Buyer an officer's certificate in form and substance similar to EXHIBIT G, stating that all conditions precedent to Closing have been satisfied.

            f. Buyer's Officer's Certificate. Buyer shall execute and deliver to Seller an officer's certificate in form and substance similar to EXHIBIT H, stating that all conditions precedent to Closing have been satisfied.

                                   ARTICLE 12
                            POST-CLOSING OBLIGATIONS

      12.1 POST-CLOSING ADJUSTMENTS. As soon as practicable after the Closing, but on or before one hundred twenty (120) days after Closing, Seller, with the assistance of Buyer's staff and with access to such records as necessary, shall prepare and deliver to Buyer a final settlement statement (the "FINAL SETTLEMENT STATEMENT") setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the "FINAL PURCHASE PRICE"). The Final Settlement Statement shall set forth all well (on a well-by-well basis) and pipeline imbalances for which no Purchase Price adjustments were made in the Preliminary Settlement Statement. As soon as practicable after receipt of Seller's proposed Final Settlement Statement, but on or before fifteen (15) days after receipt of Seller's proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer's failure to deliver to Seller a written report detailing changes to the proposed Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The parties shall agree with respect to the changes proposed by Buyer, if any, no later than fifteen (15) days after receipt by Seller of Buyer's comments to the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established for a transaction shall be called the "FINAL SETTLEMENT DATE." If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any such payment by Buyer or Seller shall be by wire transfer in immediately available funds within five (5) days of the Final Settlement Date.

      12.2 DISPUTE RESOLUTION. If the parties are unable to resolve disputes concerning the Final Settlement Statement or Final Purchase Price on or before thirty (30) days after the Final Settlement Statement is received by Buyer, such disputes shall be resolved in accordance with Section 14.5.d.

      12.3 RECORDS. Seller shall make the Records available for pick up by Buyer at a mutually agreeable time. Seller may retain copies of the Records. The Records shall be made available to Seller for review and copying as reasonably requested at any time after Closing by Seller. Buyer agrees not to destroy or otherwise dispose of the Records for a period of six (6) years after the Closing without giving Seller reasonable notice and an opportunity to copy the Records.

      12.4 TRANSFER TAXES AND RECORDING FEES. Buyer shall pay all sales, transfer, use or similar taxes occasioned by the sale or transfer of the Assets and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles or bills of sale.

      12.5 RENTAL AND ROYALTY ADMINISTRATION. Seller shall continue to receive, for the account of Buyer, gross revenues attributable to production from the Assets for the months of March and April, 2002, and shall pay taxes and disburse such production revenue, including Buyer's share of such production net revenue, in accordance with Seller's pre-Effective Time business practices. Seller shall pay all Lease rentals and shut-in payments due and payable in March and April, 2002. The Final Settlement Statement shall include an upward adjustment to the Purchase Price for Lease rentals and shut-in payments paid by Seller for the months of March, 2002 and April, 2002, to the extent such payments by Seller are not reflected in the Preliminary Settlement Statement, and any further adjustments required by reason of Seller's disbursement of production revenue and payment of taxes under this Section 12.5. Buyer assumes all risk, liability, obligation and Losses (as defined in Section 14.4) in connection with, and shall defend, indemnify, and save and hold harmless Seller, Seller's partners, employees and agents, from and against all Losses which arise from or in connection with disbursements and Lease rental and shut-in payments made by Seller pursuant to this Section 12.5, including Losses caused by the negligence or fault of Seller.

      12.6 LEASE MAINTENANCE COSTS FOR JOINTLY OWNED LEASES. Post-closing, Seller shall pay all Lease rentals and other Lease maintenance costs for Leases which cover both lands retained by Seller and lands conveyed to Buyer. Buyer shall reimburse Seller within five (5) days after receipt of an invoice from Seller for Buyer's proportionate share of such Lease rentals and other Lease maintenance costs. Buyer's proportionate share of Lease rentals and other Lease maintenance costs shall be in the proportion that the acreage held (without regard to depth limitations or restrictions) by Buyer under a particular lease bears to the total acreage covered by the Lease. If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of any Lease is not paid or is erroneously paid and as a result a Lease terminates, there shall be no monetary liability against Seller. Upon coordination with Seller, Buyer shall have the right, but not the obligation, to pay any Lease rentals or other Lease maintenance costs and invoice Seller for its pro rata share of the same.

      12.7 FURTHER ASSURANCES. It is Seller's intent to convey all of its oil, gas and mineral interests in Township 33 North, Ranges 86, 87 West; Township 34 North, Ranges 84, 85, 87, 88, 90 West; Sections 1-4, 9-16, 21-28, 31-36 in
Township 35 North, Range 84 West; Sections 4-9, 15-23, NW/4 and S/2 Section 25, 26 - 36, Township 35 North, Range 85 West; Township 35 North, Ranges 86, 90 West; Sections 1-32, Township 36 North, Range 85 West; Township 36 North, Ranges 86, 87, 93, 94 West; Township 37 North, Ranges 86, 87 West; Township 38 North, Ranges 87, 88, 89 West; Township 39 North, Ranges 87, 88, 89, 93 West; and Township 40 North, Range 89 West, EXCLUDING all rights of Seller to earn an interest in the Option Lands by drilling or other operations conducted on Retained Lands pursuant to the

Option Contracts. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement.

      12.8 SELLER'S RIGHT OF FIRST REFUSAL TO MARKET GAS. Seller shall have the right, at any time and from time to time, for a period of two (2) years from the Effective Time to match any offer by a third party to market Buyer's production from the Leases, Fee Interests and Lands. Buyer shall provide Seller full information in writing relating to the third party offer to market Buyer's production, and Seller shall have five (5) days to notify Buyer of Seller's election to market Buyer's production upon the same terms and conditions as the third party offer.

                                   ARTICLE 13
                                      TAXES

      13.1 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES. A downward adjustment to the Purchase Price (the "PROPERTY TAX ADJUSTMENT") shall be made for Seller's share (2/12ths) of all ad valorem or real property taxes and personal property taxes, including interest and penalties (the "PROPERTY TAXES"), for the tax year ("TAX PERIOD") during which the Effective Time occurs. The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes for the Tax Period during which the Effective Time occurs.

      13.2 TRANSFER TAXES. The Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale of the Assets pursuant to this Agreement. "TRANSFER TAXES" means any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar taxes, fees and charges.

      13.3 OTHER TAXES. Subject to Section 12.5, with the exception of income taxes, all other federal, state and local taxes, specifically including severance taxes (including interest and penalties attributable thereto) on the ownership or operations of the Assets which are imposed with respect to periods or portions of periods prior to the Effective Time shall be paid by Seller and all taxes imposed with respect to periods or portions of periods beginning on or after the Effective Time shall be paid by Buyer.

      13.4 TAX REPORTS AND RETURNS. For tax periods in which the Effective Time occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Sections 12.5 and 13.1, to pay all Taxes payable with respect to the Assets.

                                   ARTICLE 14
                           ASSUMPTION AND RETENTION OF
                          OBLIGATIONS; INDEMNIFICATION

      14.1 BUYER'S ASSUMPTION OF LIABILITIES AND OBLIGATIONS. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations ("OBLIGATIONS") accruing or relating to the ownership and operation of the Assets after the Effective Time, including
(i) the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets, including, without limitation, the payment of Property Expenses, the obligation to plug and abandon all wells located on the Lands and reclaim all well sites located on the Lands regardless of when the obligations arose, the make-up and balancing obligations for overproduction of gas from the Wells, all liability for royalty and overriding royalty payments made and Taxes paid with respect to the Assets, (ii) the Assumed Environmental Liabilities, and (iii) all Obligations accruing or relating to the ownership or operation of the Assets before the Effective Time for which Seller is not liable pursuant to the provisions of Section 14.2 (collectively, the "ASSUMED LIABILITIES").

      14.2 SELLER'S RETENTION OF LIABILITIES AND OBLIGATIONS. Subject to the provisions of Section 5.8, upon Closing Seller shall retain and pay (i) all Property Expenses of Seller relating to the ownership and operation of the Assets and the producing, transporting and marketing of Hydrocarbons from the Assets prior to the Effective Time, BUT ONLY AS TO CLAIMS ASSERTED BEFORE ONE
(1) YEAR AFTER THE CLOSING DATE; and (ii) all liability for royalty and overriding royalty payments made and Taxes paid prior to the Effective Time with respect to the Assets (collectively, the "RETAINED LIABILITIES").

      14.3 BUYER'S PLUGGING AND ABANDONMENT OBLIGATIONS. In addition to the Assumed Liabilities, upon Closing Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets ("BUYER'S PLUGGING AND ABANDONMENT OBLIGATIONS"), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time. All operations by Buyer under this section shall be conducted in a good and workmanlike manner and in compliance with all applicable laws and regulations.

            a. The necessary and proper plugging, replugging and abandonment of all wells on the Assets;

            b. The necessary and proper removal, abandonment and disposal of all structures, pipelines, equipment, abandoned property, trash, refuse and junk located on or comprising part of the Assets;

            c. The necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets;

            d. The necessary and proper restoration of the surface and subsurface to the condition required by applicable laws, regulations or contract;

            e. All obligations relating to the items described in Section 14.3.a. through 14.3.d. arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Assets; and

            f. Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

      14.4 INDEMNIFICATION. "LOSSES" shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a party hereto or Loss incurred as a result of the indemnified party indemnifying a third party.

            After the Closing, Buyer and Seller shall indemnify each other as follows:

            a. Seller's Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with
(i) the Retained Liabilities, (ii) any material breach of any representation or warranty made by Seller, (iii) any matter for which Seller has agreed to indemnify Buyer under this Agreement, and (iv) any material breach by Seller of this Agreement.

            b. Buyer's Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, Seller's partners, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any material breach of any representation or warranty made by Buyer, (iii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, and (iv) any material breach by Buyer of this Agreement.

      14.5 PROCEDURE. The indemnifications contained in Section 14.4 shall be implemented as follows:

            a. Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified party.

            b. Claim Notice. The party seeking indemnification under the terms of this Agreement ("INDEMNIFIED PARTY") shall submit a written "CLAIM NOTICE" to the other party ("INDEMNIFYING PARTY") which, to be effective, must state: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within ten (10) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

            c. Information. Within twenty (20) days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 14 ("CLAIM"), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent not to be unreasonably withheld. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party's expense, any claim, legal action or other matter to which such other party's indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either party's position with respect to such Claim.

            d. Dispute Resolution. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration. The arbitration shall be before a three person panel of neutral arbitrators, consisting of one person from each of the following categories: (1) an attorney who has practiced in the area of oil and gas law for at least ten (10) years; (2) a retired judge at the Colorado or United States District Court or Appellate Court level; and (3) a person with at least ten years of oil and gas industry experience as a petroleum engineer. The American Arbitration Association ("AAA") shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA. The arbitrators shall conduct a hearing no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing. Any payment due pursuant to the arbitration shall be made within fifteen (15) days of the arbitrators' decision.

      14.6 NO INSURANCE; SUBROGATION. The indemnifications provided in this
Article 14 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including, without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

      14.7 RESERVATION AS TO NON-PARTIES. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

                                   ARTICLE 15
                                  MISCELLANEOUS

      15.1 EXHIBITS. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

      15.2 EXPENSES. Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

      15.3 NOTICES. All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:

            If to Seller:   Williams Production RMT Company
                            1515 Arapahoe Street, Tower 3, Suite 1000
                            Denver, Colorado  80202
                            Telephone: (303) 606-4052
                            Facsimile: (303) 629-8281
                            Attention: Joseph P. Barrett
                                       Director, Land

                                          and

                            Williams Production RMT Company
                            1 Williams Center, MD41-3
                            Tulsa, Oklahoma 74172
                            Telephone: (918) 573-0249
                            Facsimile: (918) 573-8024
                            Attention: Exploration and Production Legal Counsel

            If to Buyer:    Bill Barrett Corporation
                            1099 18th Street
                            Suite 2300
                            Denver, Colorado  80202
                            Telephone: (303) 293-9100
                            Facsimile: (303) 291-0420
                            Attention: Hunt Walker
                                       Land Manager

Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if faxed, when received if receipt is confirmed by telephone by the sender, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or (iv) if sent by overnight courier, one day after sending. Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

      15.4 AMENDMENTS. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

      15.5 ASSIGNMENT. Prior to Closing, neither party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the prior written consent of the other party.

      15.6 CONFIDENTIALITY. Seller and Buyer agree the provisions of this Agreement shall be kept confidential except as disclosure may be required by applicable law, rules and regulations of governmental agencies or stock exchanges. Buyer shall inform Seller of all such disclosures by Buyer.

      15.7 PRESS RELEASES. Seller and Buyer agree that prior to making any press releases or other public announcements concerning this Agreement and the transactions contemplated hereby, the party desiring to make such public announcement shall obtain the written consent of the other party not to be unreasonably withheld. Seller retains the right to edit and/or reject any press release submitted by Buyer. Nothing herein shall preclude Buyer from making such disclosures deemed necessary by Buyer's counsel under any federal securities laws or New York Stock Exchange rule.

      15.8 HEADINGS. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

      15.9 COUNTERPARTS. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by fax signatures with original signature pages to follow in due course.

      15.10 REFERENCES. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.

      15.11 GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Colorado.

      15.12 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

      15.13 SURVIVAL. The following shall survive Closing: (i) all post-closing obligations and indemnities of Seller and Buyer, (ii) Seller's representations and warranties in Article 6 and, (iii) Buyer's representations and warranties in
Article 7.

      15.14 NO THIRD-PARTY BENEFICIARIES. This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.

      15.15 LIMITATION ON DAMAGES. Consistent with Article 14, the parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement.

      15.16 SEVERABILITY. It is the intent of the parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

              [the remainder of this page intentionally left blank]

            Executed on the dates set forth in the acknowledgments below.

                                           SELLER:

                                           WILLIAMS PRODUCTION RMT COMPANY

                                           /s/ Joseph N. Jaggers
                                           -------------------------------------
                                           Joseph N. Jaggers
                                           Vice President

                                           BUYER:

                                           BILL BARRETT CORPORATION

                                           /s/ William J. Barrett
                                           -------------------------------------
                                           William J. Barrett
                                           Chief Executive Officer

STATE OF COLORADO  )
     CITY AND      ) ss.
COUNTY OF DENVER   )

      The foregoing instrument was acknowledged before me this 27th day of March, 2002 by Joseph N. Jaggers, as Vice President for Williams Production RMT Company, a Delaware corporation.

            Witness my hand and official seal.

            My commission expires:  March 17, 2004.

                                           /s/ E. Marks
                                           -------------------------------------
                                           E. Marks, Notary Public
                                           1515 Arapahoe Street
                                           Tower 3, Suite 1000
                                           Denver, Colorado  80202

STATE OF COLORADO  )
     CITY AND      ) ss.
COUNTY OF DENVER   )

      The foregoing instrument was acknowledged before me this 27th day of March, 2002 by William J. Barrett, as Chief Executive Officer of Bill Barrett Corporation, a Maryland corporation.

            Witness my hand and official seal.

            My commission expires:  July 2, 2004

                                           /s/ Chrisine Thompson
                                           -------------------------------------
                                           Christine Thompson, Notary Public
                                           1550 Seventeenth Street, Suite 500
                                           Denver, Colorado 80202